Exhibit 23.1 – Consent of Sadler Gibb & Associates

Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Mineria Y Exploraciones Olympia, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated August 15, 2013, with respect to the financial statements of Mineria Y Exploraciones Olympia, Inc., in its registration statement on Form S-1 Amendment No. 2 relating to the registration of 25,000,000 shares of common stock.  We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT
December 3, 2013